Exhibit 99.1

Meso Numismatics Announces Progress on Name Change, Authorized Shares, New Logo, and Positive Cash from Operations

LAS VEGAS, NV, May 23, 2024 (GLOBE NEWSWIRE) -- via NEWMEDIAWIRE -- Meso Numismatics, Inc. (“Meso Numismatics” or the “Company”) (MSSV), a regenerative medicine company, is pleased to announce that its new logo, authorized shares change, and name change from Meso Numismatics Inc. to Regenerative Medical Technology Group Inc. (“RMTG”), to better reflect the company’s business, is near completion as we’re moving forward with our new goals to build the business and the new brand. Pending a market effective date from FINRA, Meso Numismatics, Inc. will soon memorialize its transition from the Numismatics industry to Regenerative Medicine in the Biotechnology industry.

We are also pleased to report in our recent 10-Q that our company had over $100k cash positive from Operating Activities for the quarter ended March 31, 2024.

At the head of regenerative medicine’s global landscape, RMTG stands as a pioneering stem cell company, revolutionizing research, clinical applications, and patient treatments worldwide. With a commitment to excellence, we lead the charge in developing cutting-edge products and technologies that push the boundaries of medical possibilities. We believe our world-class stem cell products, meticulously crafted in state-of-the-art laboratories, offer transformative solutions for a myriad of ailments, promising hope to patients and clinicians alike. Beyond our groundbreaking innovations, the company extends its influence by providing top-tier training for physicians, ensuring that the next generation of medical professionals are equipped with the knowledge and skills to advance regenerative medicine. Through our unwavering dedication to advancement and innovation, this company continues to shape the future of regenerative medicine on a global scale.

Please see this and other Company filings at www.sec.gov.

About Meso Numismatics: Meso Numismatics Corp is a regenerative medicine company offering diverse products and services through its wholly owned subsidiary Global Stem Cells Group. The Company currently has a network of 26 clinics in 21 countries that carry its banner and has its own clinic in Cancun and is currently building another one in Dubai. The Company distributes stem cells and other regenerative based cell lines, and equipment internationally and also specializes in education and training physicians in the area of regenerative medicine.

For more information on Global Stem Cells Group please visit: www.stemcellsgroup.com

Forward Looking Statements

Some information in this document constitutes forward-looking statements or statements which may be deemed or construed to be forward-looking statements, such as the closing of the share exchange agreement. The words “plan”, “forecast”, “anticipates”, “estimate”, “project”, “intend”, “expect”, “should”, “believe”, and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve, and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The risks, uncertainties and other factors are more fully discussed in the Company’s filings with the U.S. Securities and Exchange Commission. All forward-looking statements attributable to Lans Holdings Inc., herein are expressly qualified in their entirety by the above-mentioned cautionary statement. Lans Holdings Inc. disclaims any obligation to update forward-looking statements contained in this estimate, except as may be required by law.

For further information, please contact:

Investor.relations@mssvinc.com

Telephone: (800) 956-3935